EXHIBIT 99.1

THE WENDY’S COMPANY ANNOUNCES COMPLETION OF NEW SENIOR SECURED CREDIT FACILITY BY WENDY’S INTERNATIONAL, INC. AND COMPLETION OF TENDER OFFER BY WENDY’S RESTAURANTS, LLC FOR ITS 10.00% SENIOR NOTES DUE 2016

Dublin, OH (May 15, 2012) – The Wendy’s Company (the “Company”) announced today that Wendy’s International, Inc., its wholly-owned subsidiary (“Wendy’s International”), has completed a new senior secured credit facility, which includes a $200 million revolving credit facility and a $1,125 million term loan.

Proceeds from initial borrowings of $625.7 million under the new term loan were used to retire approximately $466.7 million of outstanding indebtedness under the existing senior secured credit facility of Wendy’s Restaurants, LLC, the Company’s wholly-owned subsidiary and Wendy’s International’s direct parent company (“Wendy’s Restaurants”), to purchase $124.225 million aggregate principal amount of Wendy’s Restaurants’ 10.00% Senior Notes due 2016 (the “Notes”) (CUSIP No. 95058TAB3) in the tender offer described below, and to pay related fees and expenses.

The interest rate on the new senior secured credit facility is based on a LIBOR rate, which has a floor of 1.25%, plus 3.5%, or a base rate, which has a floor of 2.25%, plus 2.5%.  The term loan was issued at 99.0% of par, which represented an original issue discount of 1.0%.  Bank of America, N.A. and Wells Fargo Securities, LLC served as joint lead arrangers and joint book managers for the new credit facility.

The Company also announced today the expiration and the final results of the previously announced tender offer by Wendy’s Restaurants to purchase for cash any and all of its outstanding Notes.  The tender offer expired at the end of the day, 12:00 midnight, New York City time, on May 14, 2012.  Pursuant to the tender offer, Wendy’s Restaurants purchased $124.225 million aggregate principal amount, or approximately 22%, of the outstanding $565 million aggregate principal amount of Notes.

The Notes purchased pursuant to the tender offer will be cancelled and will cease to be outstanding.  Notes that were not validly tendered and accepted for purchase in the tender offer will remain obligations of Wendy’s Restaurants.  Subject to market conditions and other factors, Wendy’s Restaurants currently intends to redeem the Notes that remain outstanding on July 16, 2012.

The Company expects to realize ongoing annual interest savings of approximately $25 million as a result of the completion of the new credit facility and the repurchase and redemption of the Notes.

About The Wendy’s Company

The Wendy’s Company (NASDAQ: WEN) is the world’s third largest quick-service hamburger company. The Wendy’s® system includes more than 6,500 franchise and Company restaurants in the United States and 27 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Media and Investor Contacts:

John Barker: (614) 764-3044 or john.barker@wendys.com

Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

Forward-Looking Statements

This press release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by our forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by our forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels; (3) the ability to effectively manage the acquisition and disposition of restaurants; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees; (7) food safety events, including instances of food-borne illness involving the Company or its supply chain; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) goodwill and long-lived asset impairments; (13) changes in the interest rate environment; (14) expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement; and (15) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, we do not endorse any projections regarding future performance that may be made by third parties.